Exhibit 4.3

FORM OF WARRANT

THE SALE OF THIS WARRANT AND ANY SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH TRANSACTION UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

CHINA AGRICORP, INC.

COMMON STOCK PURCHASE WARRANT

No.	_________________ (the “Issuance Date”)

CHINA AGRICORP, INC., a Nevada corporation (the “Company”), hereby certifies that ________________ (the “Investor”) and the Investor’s transferees, designees, successors and assigns (collectively, the “Holder”), for value received, is entitled to purchase from the Company that number of fully-paid, non-assessable shares (each, a “Share” and collectively, the “Shares”) of the Company’s common stock, $.001 par value per Share (the “Common Stock”), as set forth below, at the per Share price (the “Exercise Price”) as set forth below.  This Warrant shall be exercisable at any time and from time to time during the five-year period commencing on the first anniversary of August 26, 2010 (the “Effective Date”); provided, however, this Warrant shall be null, void, and unexercisable if, prior to the Effective Date, the Note (as defined below) is converted as provided in Section 6 thereof.  As used herein, “Qualified Financing” means any sale (or series of related sales) by the Company of its capital stock, or debt or equity securities convertible into or exercisable for its capital stock, in a capital raising transaction, for aggregate gross proceeds to the Company of at least fifteen million dollars ($15,000,000).  The number of Shares purchasable hereunder equals the principal amount of the Note (as defined below) divided by the Exercise Price.  The Exercise Price equals the lesser of $2.50 and 50% of the price per share of the Common Stock (or Common Stock equivalent if derivative securities are sold) issued by the Company in a Financing (as defined below), provided that if the Financing includes more than one type of security, the Exercise Price shall be 50% of the lowest price per share of the Common Stock or Common Stock equivalent included in the Financing.  As used herein, “Financing” means the last sale (or series of related sales) by the Company of its capital stock, or debt or equity securities convertible into or exercisable for its capital stock, in a capital raising transaction occurring during the period between the Issuance Date and the Maturity Date (as defined in the Note), for aggregate gross proceeds to the Company of more than $1,000,000 but less than $15,000,000.  The number of Shares purchasable hereunder and the Exercise Price are subject to adjustment as provided in Section 4 hereof.  Within five (5) days after the Effective Date, the Company shall inform the Holder in writing as to the number of Shares then purchasable hereunder and the then Exercise Price, which writing shall be accompanied by a detailed calculation showing how the foregoing were determined.

This Warrant is being issued to the Investor in connection with the Investor’s purchase of a promissory note (the “Note”) from the Company pursuant a Subscription Agreement between the Company and the Investor (the “Subscription Agreement”).   The Note is one of a series of notes of the Company offered to the Investor and other investors (the “Other Investors”) pursuant to the Confidential Private Placement Memorandum dated June 28, 2010.  Capitalized terms used and not otherwise defined herein will have the respective meanings given to such terms in the Subscription Agreement.

1.           Method of Exercise; Payment.

(a)Cash Exercise.  The purchase rights represented by this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (with the notice of exercise form (the "Notice of Cash Exercise") attached hereto as Exhibit A duly executed) at the principal office of the Company, and by payment to the Company of an amount equal to the Exercise Price multiplied by the number of the Shares being purchased, which amount may be paid, at the sole election of the Holder, by (i) wire transfer or certified check payable to the order of the Company, (ii) cancellation by the Holder of indebtedness or other obligations of the Company to the Holder, (iii) any other lawful consideration as the Company shall determine, or (iii) a combination of (i), (ii) and (iii).

(b)Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section l(a) hereof, the Holder may elect to receive, without the payment of any additional consideration, a number of Shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the Notice of Cashless Exercise annexed hereto as Exhibit C duly executed (the “Notice of Cashless Exercise,” together with the Notice of Cash Exercise, the “Exercise Notice”).  In such event, the Company shall issue to the Holder a number of fully paid, non-assessable Shares computed using the following formula:

X = Y (A-B)
             A

Where	X =	the number of Shares to be issued to the Holder.

	Y =	the number of Shares subject to this Warrant in respect of which the net issue election is made (i.e., the right to exercise is being surrendered) pursuant to this Section 1(b).

	A =	the Current Market Value of one share of Common Stock (at the date of the net issue election is made).

	B =	the Exercise Price in effect at the time the net issue election is made pursuant to this Section 1(b).

(c)Current Market Value.  Current Market Value is defined below.  The Board of Directors of the Company shall promptly respond in writing to an inquiry by the Holder as to the Current Market Value.

(d)Stock Certificates.  In the event of any exercise of the rights represented by this Warrant, as promptly as practicable on or after the date of exercise and in any event within three (3) Business Days thereafter (the “Delivery Date”), the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of Shares issuable upon such exercise.  In the event this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant of like tenor exercisable for the number of Shares for which this Warrant may then be exercised.

(e)Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise.  In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Shares pursuant to an exercise on or before the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder.  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant as required pursuant to the terms hereof.

(f)Taxes.  The issuance of the Shares upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such Shares, shall be made without charge by the Company to the Holder for any tax or other charge in respect of such issuance.

2.           Warrant.

(a)   Exchange, Transfer and Replacement.  At any time prior to the exercise hereof, this Warrant may be exchanged upon presentation and surrender to the Company, alone or with other warrants of like tenor of different denominations registered in the name of the same Holder, for another warrant or warrants of like tenor in the name of the Holder exercisable for the aggregate number of Shares as the warrant or warrants surrendered.

(b)   Replacement of Warrant.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at its expense, will execute and deliver in lieu thereof, a new Warrant of like tenor.

(c)    Cancellation; Payment of Expenses.  Upon the surrender of this Warrant in connection with any transfer, exchange or replacement as provided in this Section 2, this Warrant shall be promptly canceled by the Company.

(d)   Warrant Register.  The Company shall maintain, at its principal executive offices (or at the offices of the transfer agent for the Warrant or such other office or agency of the Company as it may designate by notice to the Holder), a register for this Warrant (the “Warrant Register”) in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

3.           Rights and Obligations of Holders of this Warrant.  The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or in equity; provided, however, that in the event any certificate representing Shares or other securities is issued upon exercise of this Warrant, the recipient of such certificate shall, for all purposes, be deemed to have become the holder of record of such securities (and such securities will be deemed to have been issued) on the date on which this Warrant, together with a duly executed Election to Purchase or Notice of Cashless Exercise, as applicable, was surrendered and payment of the aggregate Exercise Price, if applicable, was made, irrespective of the date of delivery of such certificate.

4.           Adjustments.

(a)           Stock Dividends, Reclassifications, Recapitalizations, Etc.  In the event that, on or after the Effective Date, the Company:  (i) pays a dividend in Common Stock or makes a distribution in Common Stock, (ii) subdivides its outstanding Common Stock into a greater number of shares, (iii) combines its outstanding Common Stock into a smaller number of shares or (iv) increases or decreases the number of shares of Common Stock outstanding by reclassification of its Common Stock (including a recapitalization in connection with a consolidation or merger in which the Company is the continuing corporation), then (1) the Exercise Price on the record date of such division or distribution or the effective date of such action shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the number of shares of Common Stock actually issued and outstanding immediately before such event and the denominator of which is the number of shares of Common Stock actually issued and outstanding immediately after such event, and (2) the number of shares of Common Stock for which this Warrant may be exercised immediately before such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the Exercise Price immediately before such event and the denominator of which is the Exercise Price immediately after such event.

(b)Cash Dividends and Other Distributions.  In the event the Company shall, at any time or from time to time on or after the Effective Date, distribute to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the resulting or surviving entity and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Company or another issuer, securities of the Company or another issuer, or other assets (excluding dividends or other distributions of Common Stock for which adjustment is made under Section 4(a)), or rights or warrants to subscribe for or purchase securities of the Company (excluding those in respect of which adjustments in the Exercise Price is made pursuant to Section 4(d)), then in each such case the Exercise Price in effect thereafter shall be determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be (x) the total number of shares of Common Stock actually issued and outstanding on the Business Day immediately prior to the date of such distribution multiplied by the Current Market Value per share of Common Stock on such Business Day, less (y) the Fair Market Value on such Business Day of said assets or evidences of indebtedness so distributed or of such rights or warrants, and the denominator of which shall be the total number of shares of Common Stock actually issued and outstanding on such Business Day multiplied by such Current Market Value on such Business Day.  Such adjustment shall be made and shall be effective whenever any such distribution is made.

(c)           Additional Stock.

(i) If on or after the Effective Date, the Company shall issue any Additional Stock (as defined below) for a consideration per share less than the Exercise Price in effect immediately prior to the issuance of such Additional Stock, the Exercise Price shall automatically and forthwith be adjusted to a price equal to the price paid per share for such Additional Stock.

 (ii) “Additional Stock” shall mean any shares of Common Stock issued by the Company other than:

(A) shares of Common Stock issued pursuant to a transaction described in subsection (a) of this Section 4;

(B) shares of Common Stock issued pursuant to the exercise or conversion of derivative securities outstanding on the Effective Date;

(C) shares of Common Stock issued pursuant to the exercise of options granted under a stock option plan approved by the stockholders and Board of Directors of the Company;

(D) shares of Common Stock issued pursuant to a restricted stock purchase plan approved by the stockholders and Board of Directors of the Company (but only to the extent that, at the time of issuance, the aggregate number of then issued and outstanding shares of Common Stock granted pursuant to such plan (including the shares issued pursuant to such grant) plus the aggregate number of shares of Common Stock issuable upon the exercise of then outstanding options covered by Section 4(c)(ii)(C), shall not exceed 15% of the number of shares of Common Stock then actually issued and outstanding); and

(E) shares of Common Stock issued or issuable (I) in a bona fide, firmly underwritten public offering under the Securities Act of 1933, as amended (the “Securities Act”), or (II) upon exercise of warrants or rights granted to underwriters in connection with such a public offering.

(d)           Options, Warrants, etc.  In case the Company shall, at any time or from time to time on or after the Effective Date, issue or sell any options, warrants, rights, or other securities, including debt, convertible into or exercisable or exchangeable for Common Stock or any security convertible into or exercisable or exchangeable for Common Stock (whether or not the right to exercise, convert, or exchange any such securities is immediately exercisable, but excluding (1) securities issued in transactions described in Section 4(b) and (2) options granted on or after the Effective Date pursuant to a stock option plan approved by the stockholders and Board of Directors of the Company, if such options would otherwise be included in this Section 4(d) (but only to the extent that, at the time of grant, the aggregate number of shares of Common Stock issuable upon exercise of the options covered by the grant and then outstanding options otherwise excluded hereby, plus the number of issued and outstanding shares granted pursuant to a restricted stock purchase plan described in Section 4(c)(ii)(D), shall not exceed 15% of the number of shares of Common Stock then actually issued and outstanding) for a consideration per share of Common Stock (the “Exchange Price”) initially payable and thereafter deliverable upon conversion, exercise or exchange of such securities (determined as provided in Section 4(h) below) less than the then current Exercise Price, then the Exercise Price shall be immediately reset to equal such lower Exchange Price.  If the provisions of any securities convertible into, or exercisable or exchangeable for, Common Stock or options, warrants or other rights to acquire Common Stock are amended after the Effective Date so as to reduce the applicable conversion price, exchange price or exercise price, such amendment shall be deemed to be a new issuance of such securities.

(e)           Notice of Adjustment.  Whenever the Exercise Price or the number of shares of Common Stock and other property, if any, issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall deliver to the Holder, in accordance with Section 10, a certificate of the Company’s Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which (i) the Board of Directors determined the Fair Market Value of any evidences of indebtedness, other securities or property or warrants, options or other subscription or purchase rights and (ii) the Current Market Value of the Common Stock was determined, if either of such determinations were required), and specifying the Exercise Price and number of Shares issuable upon exercise of this Warrant after giving effect to such adjustment.

 (f)           Current Market Value.  “Current Market Value” per share of Common Stock or any other security at any date means (i) if the security is not registered under the Securities Exchange Act of 1934 and/or traded on a national securities exchange, quotation system or bulletin board, as amended (the “Exchange Act”), (A) the value of the security, determined in good faith by the Board of Directors of the Company and certified in a board resolution, based on the most recently completed arm’s-length transaction between the Company and a Person that is not an affiliate of the Company, or between any two such Persons, and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date, or (B) if no such transaction shall have occurred within the six-month period, the value of the security as determined by an Independent Financial Expert or an agreed upon financial valuation model, or (ii) if the security is registered under the Exchange Act and/or traded on a national securities exchange, quotation system or bulletin board, the average of the daily closing bid prices (or the equivalent in an over-the-counter market) for each day on which the Common Stock or other security is traded for any period on the principal securities exchange or other securities market on which the Common Stock or other security is being traded during the period commencing thirty (30) days before such date and ending on the date one day prior to such date.  “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

(g)           “Fair Market Value” means the amount, reasonably determined by the Company’s Board of Directors, which a willing buyer, under no compulsion to buy, would pay a willing seller, under no compulsion to sell, in an arm’s-length transaction, with no consideration given for accounting treatment, minority investment discounts, or discounts related to illiquidity or restrictions on transferability; provided, however, if requested by the Holder, the Company (at its sole expense) shall retain an Independent Financial Expert (chosen by the Company and reasonably acceptable to the Holder) to render an opinion as to Fair Market Value, in which case the determination of such Independent Financial Expert shall govern.  As used herein, “Independent Financial Expert” shall mean a nationally recognized investment banking firm which does not (and whose directors, officers, employees and affiliates do not) have a direct or indirect financial interest in the Company or any of its subsidiaries, and which has not been, and, at the time it is called upon to give independent financial advice, does not provide any advice or opinions to the Company or any of its subsidiaries, except as an Independent Financial Expert.

(h)           Computations.  For purposes of any computation respecting consideration received pursuant to Sections 4(c) and (d) above, the following shall apply:

(i)           in the case of the issuance of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

(ii)           in the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value thereof; and

(iii)           in the case of the issuance of securities convertible into or exchangeable for Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in Sections 4(h)(i) and (ii) above).

(i) All calculations under this Section 4 shall be made to the nearest cent or to the nearest one-hundredth of a Share, as the case may be.

(j)In the event that at any time, as a result of an adjustment made pursuant to Section 4(a), the Holder thereafter shall become entitled to receive any securities of the Company, other than shares of Common Stock, thereafter the number of such other securities so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Shares contained in Sections 4(a) to (i), inclusive.

(k)Irrespective of any adjustments in the Exercise Price or the number or kind of securities purchasable upon exercise of this Warrant, this Warrant may continue to express the same price and number and kind of securities as were stated prior to such adjustment.

(l)Upon the termination, cancellation, or expiration of all of the securities convertible into or exercisable or exchangeable for Common Stock referenced in Section 4(d), the Exercise Price then in effect hereunder shall forthwith be adjusted to the Exercise Price which would have been in effect at the time of such termination, cancellation, or expiration had such rights, warrants, or securities never been issued.

(m)If an adjustment has been made under Section 4(d) upon the issuance of any securities convertible into or exercisable or exchangeable for Common Stock, then the subsequent issuance of Common Stock upon the actual exercise of such securities shall be excluded from the adjustment provisions hereof.

(n)For so long as this Warrant shall be outstanding, the Company shall not issue any Additional Stock for no consideration.

5.           Fractional Shares.  In lieu of issuance of a fractional Share upon any exercise hereunder, the Company will issue an additional whole Share in lieu of that fractional share, calculated on the basis of the Exercise Price.

6.Compliance with Securities Laws.

(a) The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the Shares to be issued upon exercise hereof are being acquired solely for the Holder's own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Shares to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws

(b) Except as otherwise provided herein or in the Subscription Agreement, all certificates representing the Shares shall bear a restrictive legend to the effect that the Shares represented by such certificate have not been registered under the Securities Act and that the Shares may not be sold or transferred in the absence of such registration or an exemption therefrom, such legend to be substantially in the form of the bold-face language appearing at the top of Page 1 of this Warrant.

(c) The Company agrees to reissue this Warrant or certificates representing any of the Shares, without the legend set forth above if at such time, prior to making any transfer of any such securities, the Holder shall give written notice to the Company describing the manner and terms of such transfer.  Such proposed transfer will not be effected until: (a) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that the registration of such securities under the Securities Act is not required in connection with such proposed transfer, (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Company with the Securities and Exchange Commission and has become effective under the Securities Act and the Holder has represented that the Shares have been or will be sold, (iii) the Company has received other evidence reasonably satisfactory to the Company that such registration and qualification under the Securities Act and state securities laws are not required, or (iv) the Holder provides the Company with reasonable assurances that such security can be sold pursuant to Rule 144 under the Securities Act; and (b) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that registration or qualification under the securities or "blue sky" laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or "blue sky" laws has been effected or a valid exemption exists with respect thereto.  The Company will respond to any such notice from a holder within three (3) Business Days.  In the case of any proposed transfer under this Section 6(c), the Company will use reasonable efforts to comply with any such applicable state securities or "blue sky" laws, but shall in no event be required, (x) to qualify to do business in any state where it is not then qualified, (y) to take any action that would subject it to tax or to the general service of process in any state where it is not then subject, or (z) to comply with state securities or “blue sky” laws of any state for which registration by coordination is unavailable to the Company. The restrictions on transfer contained in this Section 6(c) shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Warrant.

(d) Accredited Investor Status.  In no event may the Holder exercise this Warrant in whole or in part unless the Holder is an “accredited investor” as defined in Regulation D under the Securities Act.

7.           Disposition of Warrant or Shares.  The Holder agrees that no public distribution of this Warrant or the Shares will be made in violation of the provisions of the Securities Act.  Furthermore, it shall be a condition to the transfer of this Warrant that any transferee thereof deliver to the Company his or its written agreement to accept and be bound by all of the terms and conditions contained in this Warrant.

8.           Reorganization, Reclassification, Consolidation, Merger or Sale of Assets. In case of any capital reorganization or reclassification or other change of outstanding Common Stock (other than as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another Person (other than a consolidation or merger in which the Company is the resulting or surviving Person and which does not result in any reclassification, conversion, cancellation or change of outstanding Common Stock), or in case of any sale or other disposition to another Person of all or substantially all of the assets of the Company (any of the foregoing, a “Transaction”), the Company, or such successor or purchasing Person, as the case may be, shall execute and deliver to the Holder, at least five Business Days prior to effecting any Transaction, a certificate that the Holder shall have the right thereafter to exercise this Warrant into the kind and amount of units or other securities (of the Company or another issuer, as the case may be) or property or cash receivable upon such Transaction by a holder of the number of Shares into which this Warrant could have been exercised immediately prior to such Transaction, provided that the Company shall structure such Transaction so that the Holder shall be entitled to sell this Warrant in the Transaction.  Such certificate shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 4 hereof and shall contain other terms identical to the terms hereof.  If, in the case of any such Transaction, the stock, other securities, cash or property receivable thereupon by a holder of Common Stock includes stock or other securities of a Person (other than the successor or purchasing Persons and other than the Company) which controls or is controlled by the successor or purchasing Person or which, in connection with such Transaction, issues stock, securities, other property or cash to holders of Common Stock, then such certificate also shall be executed by such Person, and such Person shall, in such certificate, specifically assume the obligations of such successor or purchasing Person and acknowledge its obligations to issue such stock, securities, other property or cash to the Holder upon exercise of this Warrant as provided above. The provisions of this Section 8 similarly shall apply to successive Transactions.

9.           Notice of Certain Transactions.  In the event that the Company shall propose (a) to pay any dividend payable in securities of any class to the holders of its Common Stock or to make any other non-cash dividend or distribution to the holders of its Common Stock, (b) to offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (c) to effect any capital reorganization, reclassification, consolidation or merger affecting the class of Common Stock, as a whole, (d) to effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or (e) a Qualified Financing or any transaction in which Additional Stock is proposed to be issued for less than the Exercise Price then in effect, the Company shall, within the time limits specified below, send to the Holder a notice of such proposed action or offer.  Such notice shall be mailed to the Holder at its address as it appears in the Warrant Register (as defined in Section 2(d)), which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of this Warrant and the Exercise Price after giving effect to any adjustment pursuant to Section 4 which will be required as a result of such action.  Such notice shall be given as promptly as possible and (x) in the case of any action covered by clause (a) or (b) above, at least ten (10) Business Days prior to the record date for determining holders of the Common Stock for purposes of such action or (y) in the case of any other such action, at least twenty (20) Business Days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

10.           Notices.  Any notice herein required or permitted to be given shall be in writing and shall be delivered personally, by nationally-recognized overnight courier for next Business Day delivery, or by facsimile machine confirmed telecopy to the applicable addresses set forth below (or to such other address as a party may designate by written notice in accordance with the provisions of this Section 10), and shall be deemed given and effective on the earliest of (a) the date of transmission if such notice or communication is delivered by fax prior to 5:30 p.m. (Eastern Time) on a Business Day, (b) the next Business Day after the date of transmission if such notice or communication is delivered via fax on a day that is not a Business Day or later than 5:30 p.m. (Eastern Time) on a Business Day, (c) the 1st Business Day after the date of mailing if sent by U.S. nationally recognized overnight courier service for next Business Day delivery, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be:

If to the Company:
China Agricorp, Inc.
Fengshou Road West, Jiefang District
Jiaozuo, He’nan 454000
Attention: Mr. Feng Hexi, Chairman
Facsimile: _____________

with a copy to:

Guzov Ofsink, LLC
600 Madison Avenue
New York, New York 10022
Attention: Darren Ofsink, Esq.
Facsimile: 212-688-7273

if to the Holder:                                     to the Holder’s address as specified in the records of the Company

11.           Registration Rights.  The Holder shall be entitled to the registration rights as are contained in the Registration Rights Agreement, by and among the Company, the Investor and the Other Investors, the provisions of which are deemed incorporated herein by reference.  In furtherance and not in limitation of any other provision of this Warrant, if the Company at any time shall list its Common Stock on any national securities exchange, the Company will, at its expense, simultaneously list on such exchange (and maintain such listing for so long as the Common Stock remains so listed) all of the Shares from time to time issuable upon the exercise of this Warrant; and the Company will so list on any national securities exchange and will so register (and will maintain such listing for so long as the Other Securities (as hereinafter defined) remain so listed) any other securities (the “Other Securities”) which the Holder at any time shall be entitled to receive, or shall have received, upon the exercise of this Warrant, in lieu of or in addition to the Shares, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Shares or such Other Securities if and at the time that any Other Securities shall be listed on such national securities exchange by the Company.

12.           Successors and Assigns.  This Warrant shall be binding on and shall inure to the benefit of the Holder and the Company and their respective heirs, executors, personal representatives, successors and assigns.

13.           Headings.  The headings of various sections of this Warrant have been inserted for reference only and shall not affect the meaning or construction of any of the provisions hereof.

14.           Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant, and the balance hereof shall be interpreted as if such provision were so excluded.

15.           Modification and Waiver.  This Warrant and any provision hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder.

16.           Specific Enforcement.  The Company and the Holder acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Holder and the Company shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Warrant and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which either of them may be entitled by law or equity.

17.           Assignment.  This Warrant may be transferred or assigned only in whole, if prior to the Effective Date, or in whole or in part, if on or after the Effective Date, at any time and from time to time by the then Holder by submitting this Warrant to the Company together with a duly executed Assignment in substantially the form and substance of the Form of Assignment which accompanies this Warrant, as Exhibit B hereto, and, upon the Company’s receipt hereof, and in any event, within five (5) Business Days thereafter, the Company shall issue in the name or names specified by the Holder and, in the event of a partial transfer, in the name of the Holder, a new Warrant or Warrants evidencing the right to purchase such number of Shares as shall be equal to the number of Shares then purchasable hereunder.

18.           Limitation on Exercise. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by the Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise); provided, however, that upon a holder of this Warrant providing the Company with sixty-one (61) days notice (pursuant to Section 10 hereof) (the "Waiver Notice") that such Holder would like to waive this Section 18 with regard to any or all shares of Common Stock issuable upon exercise of this Warrant, this Section 18 will be of no force or effect with regard to all or a portion of the Warrant referenced in the Waiver Notice; provided, further, that this provision shall be of no further force or effect during the sixty-one (61) days immediately preceding the expiration of the term of this Warrant.  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  Each delivery of an Exercise Notice hereunder will constitute a representation by the Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Shares requested in such Exercise Notice is permitted under this paragraph. This provision shall not restrict the number of shares of Common Stock which the Holder may receive or beneficially own in order to determine the amount of securities or other consideration that the Holder may receive in the event of a merger or other business combination or reclassification involving the Company.

19.           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all suits or proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective Affiliates, employees or agents) will be commenced in the New York Courts.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit or proceeding, any claim that it is not personally subject to the jurisdiction of any New York Court, or that such suit or proceeding has been commenced in an improper or inconvenient forum.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any suit or proceeding arising out of or relating to this Warrant.  If either party shall commence a suit or proceeding to enforce any provisions of this Warrant, then the prevailing party in such suit or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such suit or proceeding.

20.           Stock Fully Paid. The Company covenants and agrees that all Shares will be duly authorized, validly issued and fully paid and nonassessable and free from all taxes, liens and charges created by or through the Company.  The Company shall at all times reserve and keep available for issuance upon the exercise of this Warrant such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the exercise of this Warrant in full, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the exercise of this Warrant in full.

21.   Covenants.  The Company shall not by any action including, without limitation, amending the Articles of Incorporation or the by-laws of the Company, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder hereof against dilution (to the extent specifically provided herein) or impairment.  Without limiting the generality of the foregoing, the Company will (i) not permit the par value, if any, of its Common Stock to exceed the then effective Exercise Price, (ii) not amend or modify any provision of the Articles of Incorporation or by-laws of the Company in any manner that would adversely affect the rights of the Holder of this Warrant, (iii) take all such action as may be reasonably necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock, free and clear of any liens, claims, encumbrances and restrictions (other than as provided herein) upon the exercise of this Warrant, and (iv) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be reasonably necessary to enable the Company to perform its obligations under this Warrant.

(signature page immediately follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, manually or by facsimile, by one of its officers thereunto duly authorized.

Date: _______, 2010	CHINA AGRICORP, INC. By:____________________________________ Name: Hexi Feng Title: President and Chief Executive Officer

EXHIBIT A
TO
WARRANT CERTIFICATE

ELECTION TO PURCHASE

To Be Executed by the Holder
in Order to Exercise the Warrant

The undersigned Holder hereby elects to purchase _______  Shares pursuant to the attached Warrant, and requests that certificates for securities be issued in the name of:

__________________________________________________________

(Please type or print name and address)

__________________________________________________________

__________________________________________________________

__________________________________________________________

(Social Security or Tax Identification Number)

and delivered
to:____________________________________________________________________________________________________________________________________.

(Please type or print name and address if different from above)

If such number of Shares being purchased hereby shall not be all the Shares that may be purchased pursuant to the attached Warrant, a new Warrant for the balance of such Shares shall be registered in the name of, and delivered to, the Holder at the address set forth below.

In full payment of the purchase price with respect to the Shares purchased, the undersigned hereby tenders payment of $__________ by check, money order or wire transfer payable in United States currency to the order of China Agricorp, Inc.

HOLDER: By:_____________________________________ Name: Title: Address:
Dated:

EXHIBIT B
TO
WARRANT

FORM OF ASSIGNMENT
(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto _________________________________________________ the right represented by the within Warrant to purchase ___________ shares of Common Stock of China Agricorp, Inc., a Nevada corporation, to which the within Warrant relates, and appoints _________________________________ Attorney to transfer such right on the books of China Agricorp, Inc., with full power of substitution of premises.

Dated:	By:_______________________________ Name:_____________________________ Title:______________________________ (signature must conform to name of holder as specified on the face of the Warrant)
Address:

Signed in the presence of :

Dated:

EXHIBIT C
TO
WARRANT

NOTICE OF CASHLESS EXERCISE

To:China Agricorp, Inc.
            Fengshou Road West, Jiefang District
            Jiaozuo, He’nan 454000

The undersigned hereby elects under Section 1(b) to surrender the right to purchase _______ Shares pursuant to this Warrant.  The certificate(s) for the Shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Name (please print)

Address

Signature

Name for Registration
(if different from name above)

Dated:

SCHEDULE TO WARRANTS

The following table sets forth for each Warrantholder, the names of the Warrantholder and the date of issuance of the Warrants issued to such Warrantholder.

	Name of Holder	Date of Issuance
1	Atlas Tubular. L.P.	8/26/2010
2	Barry A. Morguelan	8/26/2010
3	Billy or Edda Campbell	8/26/2010
4	Cheryl K. Browning	8/26/2010
5	Craig J. Gordon	8/26/2010
6	Dale Cripps	8/26/2010
7	Daniel W. Gottlieb, M.D.	8/26/2010
8	David J. Beyer	8/26/2010
9	Frank P. Cutrone / Barbara K. Cutrone	8/26/2010
10	Howard Reinsch	8/26/2010
11	John J. DiLorenzo	8/26/2010
12	RBC Capital Markets Corp. Custodian for Matthew Garren (IRA)	8/26/2010
13	RBC Capital Markets custodian for Bruce R. Schafer IRA	8/26/2010
14	Richard G. Kramer	8/26/2010
15	Robert T. Cleveland or Glenna Cleveland	8/26/2010
16	Robert V. Baylis	8/26/2010
17	Ron Dilks	8/26/2010
18	Scott Sammis	8/26/2010
19	Scott Sammis and Suzanne Patrola	8/26/2010
20	Steven Hribar	8/26/2010
21	Troy T. Palmer	8/26/2010
22	John W. Trone	8/26/2010
23	Ulif Sorvik	8/26/2010
24	Tommy I. Dilling	8/26/2010
25	Timothy O'Donnell	8/26/2010
26	PK Solutions AB	8/26/2010
27	Olive or Twist Limited	8/26/2010
28	Minti Global Investments	8/26/2010
29	Kentlof Holdings, Ltd.	8/26/2010
30	Kari Ekholm	8/26/2010
31	J&J Ventures, Limited	8/26/2010
32	Joachim Jaginder	8/26/2010
33	Jan Eric Palmqvist	8/26/2010
34	Jakob Anders Lindquist	8/26/2010
35	Henrik Gumaelius	8/26/2010
36	Heinrich H. Foerster	8/26/2010
37	Garolf AB	8/26/2010
38	Enebybergs Revisionbyra AB	8/26/2010
39	Peter Gustafsson	8/26/2010
40	Peter J.L. Lawrence	8/26/2010
41	Arthur A.Mitchell Jr.	9/30/2010
42	Richmond Capital LP	9/30/2010
43	Issc Management, Inc.	9/30/2010
44	Randall Toig Trust	9/30/2010
45	Linda Alexander	9/30/2010
46	RBC Capital Markets Corp. Custodian Craig Frankson IRA	9/30/2010
47	RBC Capital Markets Corp. Custodian Charlene Frankson IRA	9/30/2010
48	RBC Capital Markets Corp. Custodian Daniel & Deborah Gibson IRA	9/30/2010
49	Vincent Cafici	9/30/2010
50	RBC Capital Markets Corp. Custodian William Scott Hine IRA	9/30/2010
51	Wade M. & Tracey L. Harris	9/30/2010
52	RBC Capital Markets Corp. Custodian Scott R. Schneider IRA	9/30/2010
53	Scott Forsberg	9/30/2010
54	Steven T. & Renee B. Stubbs	10/8/2010